SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 26, 2003

RESONATE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31139	94-3228496

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 Moffett Park Drive, Sunnyvale, California	94089

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(408) 548-5500

(Former name or former address, if changed since last report)

Item 5.    Other Events

Following the December 24, 2002 announcement of a proposed merger between Resonate Inc. (Resonate) and Rocket Holdings, LLC (Rocket Holdings), an entity controlled by Resonate’s chief executive officer and chief financial officer, Resonate and certain of its officers and directors were named as defendants in four putative class action complaints filed in Delaware Court of Chancery and California Superior Court on behalf of Resonate’s stockholders. The class actions are captioned: Maroko v. Siegelman, et al., Civil Action No. 20100-NC (Del. Ch.) (filed December 27, 2002); Roza v. Resonate, Inc., et al., C.A. No. 20107-NC (Del. Ch.) (filed January 3, 2003); Hiser v. Watkins, et al., C.A. No. 20109 (Del. Ch.) (filed January 7, 2003) (the Delaware Actions) and Henning v. Resonate, Inc., et al., Case No. CV813727 (Ca. Super Ct.) (filed December 30, 2002). The complaints allege claims for breach of fiduciary duty against the defendants and sought injunctive relief, including enjoining the consummation of the proposed merger with Rocket Holdings, and other relief, including damages in an unspecified amount. The Delaware Actions were consolidated and proceedings in the Henning action were stayed pending resolution of the Delaware Actions.

On March 26, 2003, plaintiffs amended the Delaware Actions to reflect the termination of the Rocket Holdings merger agreement, as amended, and Resonate’s execution of a merger agreement on January 21, 2003 with GTG Acquisition Corp. and Res Merger Sub, Inc., affiliates of Gores Technology Group, a private equity fund. Resonate continues to believe that the allegations in the action are without merit. Also on March 26, 2003, Resonate and the plaintiffs in the amended Delaware Actions reached an agreement in principle pursuant to which plaintiffs will release the defendants, as well as certain Resonate successors, agents and affiliates, from all claims that have been brought under state or federal law arising out of or relating to the proposed mergers. The settlement is subject to court approval and other conditions. Under the agreement in principle, Resonate agreed to make certain additional disclosures, which obligations shall be satisfied by reason of the filing of this Form 8-K. You should read this in conjunction with the disclosures set forth in Resonate’s definitive proxy filed with the Securities and Exchange Commission on March 3, 2003 (the Proxy).

In the section of the Proxy entitled “Questions and Answers About the Merger,” the final question on page vi of the Proxy that states “Q: What if I have additional questions?” is amended and restated in its entirety to read as follows:

“Q.    What if I have additional questions or want to deliver to the company my written intention to perfect my dissenters’ or appraisal rights?

A.    If you have any additional questions about the merger, the special meeting or how to submit or revoke your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact one of the following:

Resonate Inc.

385 Moffett Park Drive

Sunnyvale, California 94089

(408) 548-5500

Attn: Secretary

Payment Agent

Mellon Investor Services LLC

85 Challenger Road

Ridgefield Park, NJ 07660

Attn: Corporate Actions

If you intend to perfect your dissenters’ or appraisal rights pursuant to Section 262 of the DGCL, you must deliver your written notice of intention to the attention of the Secretary at Resonate’s address set forth above.”

In the section of the Proxy entitled “Merger,” the paragraph set forth under the heading “Certain Events Following the Signing of the GTG Merger Agreement” on page 22 of the Proxy is amended and restated in its entirety to read as follows:

“Certain Events Following the Signing of the GTG Merger Agreement

After the signing of the merger agreement with GTG on January 21, 2003, the special committee met on three separate occasions from February 3 through February 21, 2003 to discuss three indications of interest that the special committee had received from third parties regarding potential business combination transactions with Resonate.

The first indication of interest was from a private equity fund, Party D, which proposed a potential business combination transaction in which Resonate stockholders would receive between $1.97-$1.99 in cash per share, net of any expenses or fees to be paid by Resonate under the terms of the current merger agreement. The second indication of interest was a revised proposal from Party C that proposed a potential business combination transaction in which Resonate stockholders would receive $2.01 in cash per share, net of any expenses or fees to be paid by Resonate under the terms of the current merger agreement. The third indication of interest was from a privately held software company, Party E, which proposed a potential business combination transaction in which Party E would acquire 90% of the fully-diluted shares of Resonate for a price between $1.95-$2.00 in cash per share and Resonate’s current stockholders would continue to own 10% of the surviving corporation.

Following discussions with the special committee’s legal and financial advisors at these meetings, the special committee deemed all of these proposals acquisition proposals, as defined in the merger agreement. All of the parties that had submitted acquisition proposals to the special committee have subsequently withdrawn their respective proposals after performing substantial legal and financial due diligence on Resonate.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESONATE INC.

/s/ RUSSELL SIEGELMAN
Russell Siegelman Chairman of the Special Committee of the Board of Directors Date: March 26, 2003

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